                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  Schedule 13G



                   Under the Securities Exchange Act of 1934
                             (Amendment No. 1 )
                                           ---

                       The BlackRock 2001 Term Trust Inc.
                   ------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
                   ------------------------------------------
                         (Title of Class of Securities)


                                   092477108
                               -----------------
                                 (CUSIP Number)

                                  July 1, 1999
                                  ------------
            (Date of Event which requires filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]    Rule 13d-1(b)
         [X]    Rule 13d-1(c)
         [ ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                          (Continued on following page(s))

                                 Page 1 of 26 Pages

                                      13G
CUSIP NO. 092477108                                           PAGE 2 OF 26 PAGES
          ---------                                               --   ---
--------------------------------------------------------------------------------

     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       The Progressive Corporation
                       34-0963169
--------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) |_|
                                                                     (b) |X|
-------------------------------------------------------------------------------
     3        SEC USE ONLY


-------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

                       Ohio
-------------------------------------------------------------------------------
                                             5       SOLE VOTING POWER
                NUMBER OF
                  SHARES                                      -0-
               BENEFICIALLY
                 OWNED BY
                   EACH                      6       SHARED VOTING POWER
                REPORTING
                  PERSON                                  14, 404,600**
                   WITH
                                             7       SOLE DISPOSITIVE POWER

                                                              -0-

                                             8       SHARED DISPOSITIVE POWER

                                                          14,404,600**
-------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       14,404,600**
-------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES
                                                                            |X|
-------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       10.1%
-------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                       HC, CO
-------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


**Consists solely of shares held by its subsidiaries.

                                      13G
CUSIP NO. 092477108                                           PAGE 3 OF 26 PAGES
          ---------                                               --   ---


     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       Halcyon Insurance Company
                       34-1524319
-------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------

     3        SEC USE ONLY


-------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

                       Ohio
-------------------------------------------------------------------------------
                                                5      SOLE VOTING POWER
                NUMBER OF
                  SHARES                                      -0-
               BENEFICIALLY
                 OWNED BY                       6      SHARED VOTING POWER
                   EACH
                REPORTING                                     20,000
                  PERSON
                   WITH                         7      SOLE DISPOSITIVE POWER

                                                              -0-

                                                8      SHARED DISPOSITIVE POWER

                                                              20,000

-------------------------------------------------------------------------------

     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        20,000
-------------------------------------------------------------------------------

     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES

                                                                      |X|
-------------------------------------------------------------------------------

     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       0%
-------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                       IC, CO

-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      13G
CUSIP NO. 092477108                                           PAGE 4 OF 26 PAGES
          ---------                                               --   ---


     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       Midland Risk Insurance Company
                       62-0484104
-------------------------------------------------------------------------------

     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |X|
-------------------------------------------------------------------------------

     3        SEC USE ONLY

-------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

                       Tennessee
-------------------------------------------------------------------------------
                                                5      SOLE VOTING POWER
                NUMBER OF
                  SHARES                                     -0-
               BENEFICIALLY
                 OWNED BY                       6      SHARED VOTING POWER
                   EACH
                REPORTING                                   50,000**
                  PERSON
                   WITH                         7      SOLE DISPOSITIVE POWER

                                                             -0-

                                                8      SHARED DISPOSITIVE POWER

                                                            50,000**

-------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        50,000**

-------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES
                                                                           |X|
-------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       .0%
-------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                       IC, CO, HC

-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

** Reported shares are held by Specialty Risk Insurance Company, a wholly-owned subsidiary of Midland Risk Insurance Company.

                                      13G
CUSIP NO. 092477108                                           PAGE 5 OF 26 PAGES
          ----------                                               --   ---


     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   PC Investment Company
                   34-1576555
-------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) |X|
-------------------------------------------------------------------------------
     3        SEC USE ONLY

-------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

                   Delaware
-------------------------------------------------------------------------------
                                          5       SOLE VOTING POWER
                NUMBER OF
                  SHARES                               -0-
               BENEFICIALLY
                 OWNED BY                 6       SHARED VOTING POWER
                   EACH
                REPORTING                             827,300
                  PERSON
                   WITH                   7       SOLE DISPOSITIVE POWER

                                                       -0-

                                          8       SHARED DISPOSITIVE POWER

                                                      827,300

-------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    827,300
-------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES

                                                                         |X|
-------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   .6%
-------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                   CO, a wholly-owned subsidiary of Progressive Casualty Insurance Company
-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      13G
CUSIP NO. 092477108                                          PAGE 6 OF 26 PAGES
          ----------                                              --   ---


     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Progressive Investment Company, Inc.
                   34-1378861
-------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) |X|
-------------------------------------------------------------------------------
     3        SEC USE ONLY


-------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

                   Delaware
-------------------------------------------------------------------------------
                                           5       SOLE VOTING POWER
                NUMBER OF
                  SHARES                                -0-
               BENEFICIALLY
                 OWNED BY                  6       SHARED VOTING POWER
                   EACH
                REPORTING                             301,400
                  PERSON
                   WITH                    7       SOLE DISPOSITIVE POWER

                                                        -0-

                                           8       SHARED DISPOSITIVE POWER

                                                      301,400

-------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    301,400
-------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES

                                                                        |X|
-------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   .2%
-------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                   CO

-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                     13G
CUSIP NO. 092477108                                           PAGE 7 OF 26 PAGES
          ----------                                              --   ---


     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Progressive Casualty Insurance Company
                   34-6513736
--------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) |X|
-------------------------------------------------------------------------------
     3        SEC USE ONLY

-------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

                   Ohio
-------------------------------------------------------------------------------
                                           5       SOLE VOTING POWER
                NUMBER OF
                  SHARES                                -0-
               BENEFICIALLY
                 OWNED BY                  6       SHARED VOTING POWER
                   EACH
                REPORTING                             6,394,900**
                  PERSON
                   WITH                    7       SOLE DISPOSITIVE POWER

                                                        -0-

                                           8       SHARED DISPOSITIVE POWER

                                                      6,394,900**

-------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    6,394,900**
-------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES
                                                                           |X|
-------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   4.5%
-------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                   IC, HC, CO
-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

** Includes 2,794,400 shares held directly, and 827,300 shares held by PC Investment Company and 2,773,200 shares held by Progressive Specialty Insurance Company, its wholly-owned subsidiaries.

                                      13G
CUSIP NO. 092477108                                           PAGE 8 OF 26 PAGES
          ----------                                              --   ---


     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Progressive American Insurance Company
                   34-1094197
-------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) |X|
-------------------------------------------------------------------------------
     3        SEC USE ONLY

-------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

                   Florida
-------------------------------------------------------------------------------
                                           5       SOLE VOTING POWER
                NUMBER OF
                  SHARES                                -0-
               BENEFICIALLY
                 OWNED BY                  6       SHARED VOTING POWER
                   EACH
                REPORTING                              1,149,100
                  PERSON
                   WITH                    7       SOLE DISPOSITIVE POWER

                                                        -0-

                                           8       SHARED DISPOSITIVE POWER

                                                       1,149,100

-------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    1,149,100
-------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES
                                                                           |X|
-------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   .8%
-------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                   IC, CO

-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      13G
CUSIP NO. 092477108                                           PAGE 9 OF 26 PAGES
          ----------                                              --   ---


     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Progressive Bayside Insurance Company
                   31-1193845
-------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) |X|
-------------------------------------------------------------------------------
     3        SEC USE ONLY

-------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

                   Florida
-------------------------------------------------------------------------------

                                           5       SOLE VOTING POWER
                NUMBER OF
                  SHARES                                -0-
               BENEFICIALLY
                 OWNED BY                  6       SHARED VOTING POWER
                   EACH
                REPORTING                             110,000
                  PERSON
                   WITH                    7       SOLE DISPOSITIVE POWER

                                                        -0-

                                           8       SHARED DISPOSITIVE POWER

                                                      110,000

-------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    110,000
-------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES
                                                                           |X|
-------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   .1%
-------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON

                   IC, CO

-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      13G
CUSIP NO. 092477108                                         PAGE 10 OF 26 PAGES
          ----------                                             ---   ---


     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Progressive Classic Insurance Company
                   39-1453002
-------------------------------------------------------------------------------

     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) |X|
-------------------------------------------------------------------------------
     3        SEC USE ONLY

-------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

                   Wisconsin
-------------------------------------------------------------------------------

                                         5       SOLE VOTING POWER
                NUMBER OF
                  SHARES                               -0-
               BENEFICIALLY
                 OWNED BY                6       SHARED VOTING POWER
                   EACH
                REPORTING                             493,000
                  PERSON
                   WITH                  7       SOLE DISPOSITIVE POWER

                                                       -0-

                                         8       SHARED DISPOSITIVE POWER

                                                      493,000

-------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    493,000
-------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES
                                                                           |X|
-------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   .3%
-------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                   IC, CO
-------------------------------------------------------------------------------



                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      13G
CUSIP NO. 092477108                                         PAGE 11 OF 26 PAGES
          ----------                                             ---   ---


     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Progressive Mountain Insurance Company
                   93-0935623
-------------------------------------------------------------------------------

     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) |X|
-------------------------------------------------------------------------------
     3        SEC USE ONLY


     4        CITIZENSHIP OR PLACE OF ORGANIZATION

                   Colorado
-------------------------------------------------------------------------------

                                           5       SOLE VOTING POWER
                NUMBER OF
                  SHARES                                 -0-
               BENEFICIALLY
                 OWNED BY                  6       SHARED VOTING POWER
                   EACH
                REPORTING                               140,000
                  PERSON
                   WITH                    7       SOLE DISPOSITIVE POWER

                                                         -0-

                                           8       SHARED DISPOSITIVE POWER

                                                        140,000

-------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    140,000
-------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES
                                                                            |X|
-------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   .1%
-------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                   IC, CO

-------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      13G
CUSIP NO. 092477108                                          PAGE 12 OF 26 PAGES
          ----------                                             ---   ---


     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Progressive Northern Insurance Company
                   34-1318335
-------------------------------------------------------------------------------

     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) |X|
-------------------------------------------------------------------------------

     3        SEC USE ONLY

-------------------------------------------------------------------------------

     4        CITIZENSHIP OR PLACE OF ORGANIZATION

                   Wisconsin
-------------------------------------------------------------------------------

                                         5       SOLE VOTING POWER
                NUMBER OF
                  SHARES                                -0-
               BENEFICIALLY
                 OWNED BY                6       SHARED VOTING POWER
                   EACH
                REPORTING                              904,800**
                  PERSON
                   WITH                  7       SOLE DISPOSITIVE POWER

                                                        -0-

                                         8       SHARED DISPOSITIVE POWER

                                                       904,800**

-------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    904,800**
-------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES
                                                                           |X|
-------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   .6%
-------------------------------------------------------------------------------

     12       TYPE OF REPORTING PERSON*

                   IN, HC, CO
-------------------------------------------------------------------------------



                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

** Includes 815,000 shares held directly and 89,800 shares held by Progressive Premier Insurance Company of Illinois, its wholly-owned subsidiary.

                                      13G
CUSIP NO. 092477108                                          PAGE 13 OF 26 PAGES
          ----------                                             ---   ---


      1        NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    Progressive Northwestern Insurance Company
                    91-1187829
-------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  |_|
                                                                       (b)  |X|
-------------------------------------------------------------------------------

      3        SEC USE ONLY

-------------------------------------------------------------------------------

      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                    Washington
-------------------------------------------------------------------------------
                                          5       SOLE VOTING POWER
                NUMBER OF
                  SHARES                                -0-
               BENEFICIALLY
                 OWNED BY                 6       SHARED VOTING POWER
                   EACH
                REPORTING                              3,021,800
                  PERSON
                   WITH                   7       SOLE DISPOSITIVE POWER

                                                        -0-

                                          8       SHARED DISPOSITIVE POWER

                                                       3,021,800

-------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    3,021,800
-------------------------------------------------------------------------------

      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES

                                                                            |X|
-------------------------------------------------------------------------------
      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    2.1%
-------------------------------------------------------------------------------
      12       TYPE OF REPORTING PERSON*

                    IC, CO
-------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      13G
CUSIP NO. 092477108                                          PAGE 14 OF 26 PAGES
          ----------                                             ---   ---


     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Progressive Preferred Insurance Company
                   34-1287020
-------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) |X|
-------------------------------------------------------------------------------
     3        SEC USE ONLY

-------------------------------------------------------------------------------

     4        CITIZENSHIP OR PLACE OF ORGANIZATION

                   Ohio
-------------------------------------------------------------------------------

                                          5       SOLE VOTING POWER
                NUMBER OF
                  SHARES                                -0-
               BENEFICIALLY
                 OWNED BY                 6       SHARED VOTING POWER
                   EACH
                REPORTING                             502,400
                  PERSON
                   WITH                   7       SOLE DISPOSITIVE POWER

                                                        -0-

                                          8       SHARED DISPOSITIVE POWER

                                                      502,400

-------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    502,400
-------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES
                                                                            |X|
-------------------------------------------------------------------------------

     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   .4%
-------------------------------------------------------------------------------

     12       TYPE OF REPORTING PERSON*

                   IC, CO

-------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      13G
CUSIP NO. 092477108                                          PAGE 15 OF 26 PAGES
          ----------                                             ---   ---


     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Progressive Premier Insurance Company of Illinois
                   36-3789786
-------------------------------------------------------------------------------

     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) |X|
-------------------------------------------------------------------------------

     3        SEC USE ONLY

-------------------------------------------------------------------------------

     4        CITIZENSHIP OR PLACE OF ORGANIZATION

                   Illinois
-------------------------------------------------------------------------------

                                          5       SOLE VOTING POWER
                NUMBER OF
                  SHARES                                -0-
               BENEFICIALLY
                 OWNED BY                 6      SHARED VOTING POWER
                   EACH
                REPORTING                              89,800
                  PERSON
                   WITH                   7      SOLE DISPOSITIVE POWER

                                                        -0-

                                          8      SHARED DISPOSITIVE POWER

                                                       89,800

-------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    89,800
-------------------------------------------------------------------------------

     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES
                                                                          |X|
-------------------------------------------------------------------------------

     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   .1%
-------------------------------------------------------------------------------

     12       TYPE OF REPORTING PERSON*

                   IC, CO

-------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      13G
CUSIP NO. 092477108                                         PAGE 16 OF 26 PAGES
          ----------                                            ---   ---



     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Progressive Southeastern Insurance Company
                   59-1951700
-------------------------------------------------------------------------------

     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) |X|
-------------------------------------------------------------------------------

     3        SEC USE ONLY

-------------------------------------------------------------------------------

     4        CITIZENSHIP OR PLACE OF ORGANIZATION

                   Florida
-------------------------------------------------------------------------------

                                         5      SOLE VOTING POWER
                NUMBER OF
                  SHARES                               -0-
               BENEFICIALLY
                 OWNED BY                6      SHARED VOTING POWER
                   EACH
                REPORTING                            203,500
                  PERSON
                   WITH                  7      SOLE DISPOSITIVE POWER

                                                       -0-

                                         8      SHARED DISPOSITIVE POWER

                                                     203,500

-------------------------------------------------------------------------------

     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    203,500
-------------------------------------------------------------------------------

     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES
                                                                           |X|
-------------------------------------------------------------------------------

     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   .1%
-------------------------------------------------------------------------------

     12       TYPE OF REPORTING PERSON*

                   IC, CO

-------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      13G
CUSIP NO. 092477108                                          PAGE 17 OF 26 PAGES
         ----------                                              ---   ---


     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Progressive Specialty Insurance Company
                   34-1172685
-------------------------------------------------------------------------------

     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) |X|
-------------------------------------------------------------------------------

     3        SEC USE ONLY

-------------------------------------------------------------------------------

     4        CITIZENSHIP OR PLACE OF ORGANIZATION

                   Ohio
-------------------------------------------------------------------------------

                                          5       SOLE VOTING POWER
                NUMBER OF
                  SHARES                                -0-
               BENEFICIALLY
                 OWNED BY                 6       SHARED VOTING POWER
                   EACH
                REPORTING                             2,773,200
                  PERSON
                   WITH                   7       SOLE DISPOSITIVE POWER

                                                        -0-

                                          8       SHARED DISPOSITIVE POWER

                                                      2,773,200

-------------------------------------------------------------------------------

     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    2,773,200
-------------------------------------------------------------------------------

     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES
                                                                            |X|
-------------------------------------------------------------------------------

     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   2.0%
-------------------------------------------------------------------------------

     12       TYPE OF REPORTING PERSON*

                   IC, CO

-------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      13G
CUSIP NO. 092477108                                          PAGE 18 OF 26 PAGES
         ----------                                              ---   ---


     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Specialty Risk Insurance Company
                   62-1444848
-------------------------------------------------------------------------------

     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) |X|
-------------------------------------------------------------------------------

     3        SEC USE ONLY

-------------------------------------------------------------------------------

     4        CITIZENSHIP OR PLACE OF ORGANIZATION

                   Tennessee
-------------------------------------------------------------------------------

                                           5       SOLE VOTING POWER
                NUMBER OF
                  SHARES                                -0-
               BENEFICIALLY
                 OWNED BY                  6       SHARED VOTING POWER
                   EACH
                REPORTING                               50,000
                  PERSON
                   WITH                    7       SOLE DISPOSITIVE POWER

                                                        -0-

                                           8       SHARED DISPOSITIVE POWER

                                                        50,000

-------------------------------------------------------------------------------

     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    50,000
-------------------------------------------------------------------------------

     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES
                                                                            |X|
-------------------------------------------------------------------------------

     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   0%
-------------------------------------------------------------------------------

     12       TYPE OF REPORTING PERSON*

                   IC, CO

-------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      13G
CUSIP NO. 092477108                                          PAGE 19 OF 26 PAGES
         ----------                                              ---   ---


     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   United Financial Casualty Company
                   36-3298008
-------------------------------------------------------------------------------

     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) |X|
-------------------------------------------------------------------------------

     3        SEC USE ONLY

-------------------------------------------------------------------------------

     4        CITIZENSHIP OR PLACE OF ORGANIZATION

                   Missouri
-------------------------------------------------------------------------------

                                          5       SOLE VOTING POWER
                NUMBER OF
                  SHARES                                -0-
               BENEFICIALLY
                 OWNED BY                 6       SHARED VOTING POWER
                   EACH
                REPORTING                             1,113,700
                  PERSON
                   WITH                   7       SOLE DISPOSITIVE POWER

                                                        -0-

                                          8       SHARED DISPOSITIVE POWER

                                                      1,113,700

-------------------------------------------------------------------------------

     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    1,113,700
-------------------------------------------------------------------------------

     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES
                                                                           |X|
-------------------------------------------------------------------------------

     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   .8%
-------------------------------------------------------------------------------

     12       TYPE OF REPORTING PERSON*

                   IC, CO

-------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                         Page  20  of  26  Pages
                                                             -----

                                  SCHEDULE 13G



Item 1(a)         Name of Issuer:
---------         ---------------

                  The name of the issuer is The BlackRock 2001 Term Trust Inc. (the "Issuer").

Item 1(b)         Address of Issuer's Principal Executive Offices:
---------         ------------------------------------------------

                  The address of the Issuer's principal executive offices is 1285 Avenue of the Americas, New York, New York 10019.

Item 2(a)         Name of Person Filing:
---------         ----------------------

                  This statement is filed jointly by the following parties (collectively, the "Reporting Persons"): (a) Halcyon Insurance Company, an Ohio corporation,(b) Midland Risk Insurance Company, a Tennessee corporation,(c) PC Investment Company, a Delaware corporation, (d) Progressive American Insurance Company, a Florida corporation, (e) Progressive Bayside Insurance Company, a Florida corporation, (f) Progressive Casualty Insurance Company, an Ohio corporation,(g) Progressive Classic Insurance Company, a Wisconsin corporation, (h) Progressive Investment Company, Inc., a Delaware corporation, (i) Progressive Mountain Insurance Company, a Colorado corporation (j) Progressive Northern Insurance Company, a Wisconsin corporation, (k) Progressive Northwestern Insurance Company, a Washington corporation, (l) Progressive Preferred Insurance Company, an Ohio corporation, (m) Progressive Premier Insurance Company of Illinois, an Illinois corporation, (n) Progressive Southeastern Insurance Company, a Florida corporation, (o) Progressive Specialty Insurance Company, an Ohio corporation,
                  (p) Specialty Risk Insurance Company, a Tennessee corporation, and (q) United Financial Casualty Company, a Missouri corporation (collectively, the "Subsidiaries"), and The Progressive Corporation, an Ohio corporation, by virtue of its direct or indirect ownership of all of the outstanding capital stock of the Subsidiaries.

                  All of the outstanding shares of PC Investment Company and Progressive Specialty Insurance Company are owned by Progressive Casualty Insurance Company; all of the outstanding shares of Specialty Risk Insurance Company are owned by Midland Risk Insurance Company and all of the outstanding shares of Progressive Premier Insurance Company of Illinois are owned by Progressive Northern Insurance Company. Except as noted in the preceding sentence, all of the outstanding shares of each of the Subsidiaries is owned directly by The Progressive Corporation.

Item 2(b)         Address of Principal Business Office or, if none, Residence:
---------         ------------------------------------------------------------

                  The address of the principal business office of each of the Reporting Persons is as follows:

                  Reporting Person                         Business Address
                  ----------------                         ----------------

                  The Progressive Corporation              6300 Wilson Mills Road
                                                           Mayfield Village, OH  44143

                  Halcyon Insurance Company                6300 Wilson Mills Road
                                                           Mayfield Village, OH  44143

                  Midland Risk Insurance Company           965 Ridgelake Blvd., Suite 201
                                                           Memphis, TN 38120

                  PC Investment Company                    801 West Street
                                                           Wilmington, DE  19801

                                                         Page  21  of  26  Pages
                                                             -----

         Reporting Person                                     Business Address
         ----------------                                     ----------------

         Progressive American Insurance Company               4030 Crescent Park Dr., Bldg. B
                                                              Riverview, FL 33569

         Progressive Bayside Insurance Company                4030 Crescent Park Dr., Bldg. B
                                                              Riverview, FL 33569

         Progressive Casualty Insurance Company               6300 Wilson Mills Road
                                                              Mayfield Village, OH  44143

         Progressive Classic Insurance Company                44 East Mifflin Street
                                                              Madison, WI  53703

         Progressive Investment Company, Inc.                 801 West Street
                                                              Wilmington, DE 19801

         Progressive Mountain Insurance Company               2075 Research Parkway, Suite A
                                                              Colorado Springs, CO 80920

         Progressive Northern Insurance Company               44 East Mifflin Street
                                                              Madison, WI  53703

         Progressive Northwestern Insurance Company           200 112th Ave., NE, Suite 200
                                                              Bellevue, Washington 98004

         Progressive Preferred Insurance Company              6300 Wilson Mills Road
                                                              Mayfield Village, OH  44143

         Progressive Premier Insurance Company of Illinois    333 East Butterfield Road, Suite
                                                              220, Lombard, IL 60148

         Progressive Southeastern Insurance Company           4030 Crescent Park Dr., Bldg. B
                                                              Riverview, FL  33569

         Progressive Specialty Insurance Company              6300 Wilson Mills Road
                                                              Mayfield Village, OH  44143

         Specialty Risk Insurance Company                     965 Ridgelake Blvd., Suite 201
                                                              Memphis, TN 38120

         United Financial Casualty Company                    11457 Olde Cabin Rd, Suite 235
                                                              St. Louis, MO  63141

Item 2(c)         Citizenship:
---------         ------------

         Reporting Person                                State of Incorporation
         ----------------                                ----------------------

     The Progressive Corporation                                Ohio
     Halcyon Insurance Company                                  Ohio
     Midland Risk Insurance Company                             Tennessee
     PC Investment Company                                      Delaware
     Progressive American Insurance Company                     Florida
     Progressive Bayside Insurance Company                      Florida
     Progressive Casualty Insurance Company                     Ohio
     Progressive Classic Insurance Company                      Wisconsin
     Progressive Investment Company, Inc.                       Delaware
     Progressive Mountain Insurance Company                     Colorado
     Progressive Northern Insurance Company                     Wisconsin
     Progressive Northwestern Insurance Company                 Washington
     Progressive Preferred Insurance Company                    Ohio
     Progressive Premier Insurance Company of Illinois          Illinois

                                                         Page  22  of  26  Pages
                                                             -----


         Reporting Person                                State of Incorporation
         ----------------                                ----------------------

     Progressive Southeastern Insurance Company                  Florida
     Progressive Specialty Insurance Company                     Ohio
     Specialty Risk Insurance Company                            Tennessee
     United Financial Casualty Company                           Missouri

Item 2(d)         Title of Class of Securities:
---------         -----------------------------

                  The class of securities which is the subject of this Schedule 13G is the Common Shares, $.01 par value per share, of the Issuer.

Item 2(e)         CUSIP Number:
---------         -------------

                  The CUSIP number for such class of securities is 092477108

Item 3.           Not Applicable.
-------           ---------------

Item 4.           Ownership (as of July 1, 1999)
-------           ------------------------------

                  (a)      Amount Beneficially Owned:                         No. of Shares
                           -------------------------                          -------------

                           The Progressive Corporation                          4,404,600(1)

                           Subsidiaries
                           ------------

                           Halcyon Insurance Company                               20,000
                           Midland Risk Insurance Company                          50,000(2)
                           PC Investment Company                                  827,300
                           Progressive American Insurance Company               1,149,100
                           Progressive Bayside Insurance Company                  110,000
                           Progressive Casualty Insurance Company               6,394,900(3)
                           Progressive Classic Insurance Company                  493,000
                           Progressive Investment Company, Inc.                   301,400
                           Progressive Mountain Insurance Company                 140,000
                           Progressive Northern Insurance Company                 904,800(4)
                           Progressive Northwestern Insurance Company           3,021,800
                           Progressive Preferred Insurance Company                502,400
                           Progressive Premier Insurance Company of Illinois       89,800
                           Progressive Southeastern Insurance Company             203,500
                           Progressive Specialty Insurance Company              2,773,200
                           Specialty Risk Insurance Company                        50,000
                           United Financial Casualty Company                    1,113,700
                                                                                ---------
                                                               TOTAL:          14,404,600(5)

(b)  Percent of Class                                                          10.1%
     ----------------

--------

         (1) Consists solely of shares held by the Subsidiaries listed herein.

         (2) Includes 0 shares held directly and 50,000 shares held by Specialty Risk Insurance Company, its wholly-owned subsidiary.

         (3) Includes 2,794,400 shares held directly and 827,300 shares held by PC Investment Company and 2,773,200 shares held by Progressive Specialty Insurance Company, its wholly-owned subsidiaries.

         (4) Includes 815,000 shares held directly and 89,800 shares held by Progressive Premier Insurance Company of Illinois, its wholly-owned subsidiary.

         (5) Computed without duplication of reported shares.

                                                        Page   23  of  26  Pages
                                                             -----


(c)  Number of shares as to which the person has
     -------------------------------------------

                                                (i)              (ii)              (iii)            (iv)

                                            Sole Power     Shared Power      Sole Power          Shared Power
                                            to Vote        to Vote           to Dispose          to Dispose
                                            or to          or to             or to               or to
                                            Direct         Direct            Direct the          Direct the
                                            the Vote       the Vote          Disposition         Disposition
                                            ---------      -----------       ----------          -----------

The Progressive Corporation                    0         14,404,600(1)              0            14,404,600(1)

Subsidiaries

Halcyon Insurance Company                      0             20,000                 0                20,000

Midland Risk Insurance Company                 0             50,000(2)              0                50,000(2)

PC Investment Company                          0            827,300                 0               827,300

Progressive American Insurance Company         0          1,149,100                 0             1,149,100

Progressive Bayside Insurance Company          0            110,000                 0               110,000

Progressive Casualty Insurance Company         0          6,394,900(3)              0             6,394,900(3)

Progressive Classic Insurance Company          0            493,000                 0               493,000

Progressive Investment Company, Inc.           0            301,400                 0               301,400

Progressive Mountain Insurance Company         0            140,000                 0               140,000

Progressive Northern Insurance Company         0            904,800(4)              0               904,800(4)

Progressive Northwestern Insurance Company     0          3,021,800                 0             3,021,800

Progressive Preferred Insurance Company        0            502,400                 0               502,400

Progressive Premier Insurance Company
 of Illinois                                   0             89,800                 0                89,800

Progressive Southeastern Insurance Company     0            203,500                 0               203,500

Progressive Specialty Insurance Company        0          2,773,200                 0             2,773,200

Specialty Risk Insurance Company               0             50,000                 0                50,000

United Financial Casualty Company              0          1,113,700                 0             1,113,700
                                                         ----------                              ----------
                  TOTALS                       0         14,404,600(5)              0            14,404,600(5)
                                            ------       ----------                              ----------

--------

         (1) Consists solely of shares held by the Subsidiaries listed herein.

         (2) Includes 0 shares held directly and 50,000 shares held by Specialty Risk Insurance Company, its wholly-owned subsidiary.

         (3) Includes 2,794,400 shares held directly and 827,300 shares held by PC Investment Company and 2,773,200 shares held by Progressive Specialty Insurance Company, its wholly-owned subsidiaries.

         (4) Includes 815,000 shares held directly and 89,800 shares held by Progressive Premier Insurance Company of Illinois, its wholly-owned subsidiary.

         (5) Computed without duplication of reported shares.


                                                        Page   24  of  26  Pages
                                                            -------

Item 5          Ownership of Five Percent or Less of a Class:
------          --------------------------------------------

                Not Applicable.

Item 6          Ownership of More than Five Percent on Behalf of Another Person:
------          ---------------------------------------------------------------

                Not Applicable.

Item 7          Identification and Classification of the Subsidiary Which
------          ---------------------------------------------------------
                Acquired the Security Being Reported on By the Parent Holding
                -------------------------------------------------------------
                Company:
                --------

                Not Applicable.

Item 8          Identification and Classification of Members of the Group:
------          ---------------------------------------------------------

                Not Applicable.

Item 9          Notice of Dissolution of Group:
------          ------------------------------

                Not Applicable.

Item 10         Certifications:
-------         ---------------

                By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                       Page  25  of  26  Pages
                                                           -----

                                   SIGNATURE
                                   ---------


After reasonable inquiry and to the best of our knowledge and belief, the undersigned hereby certify that the information set forth in this statement is true, complete and correct.


Date:    July 7, 1999


The Progressive Corporation
Halcyon Insurance Company
PC Investment Company
Progressive American Insurance Company
Progressive Bayside Insurance Company
Progressive Casualty Insurance Company
Progressive Classic Insurance Company
Progressive Investment Company, Inc.
Progressive Mountain Insurance Company
Progressive Northern Insurance Company
Progressive Northwestern Insurance Company
Progressive Preferred Insurance Company
Progressive Premier Insurance Company of Illinois
Progressive Southeastern Insurance Company
Progressive Specialty Insurance Company
United Financial Casualty Company




By: /S/  David M. Schneider
    ------------------------------
         David M. Schneider
         Secretary


Midland Risk Insurance Company
Specialty Risk Insurance Company

By: /S/  David M. Schneider
    -------------------------------
         David M. Schneider
         Assistant Secretary